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EXHIBITS

23.1
Consent of Independent Auditors

The Administrative Committee
Silicon Valley Bank 401(k) and Employee Stock Ownership Plan:

We consent to the incorporation by reference in the registration statement No. 33-60467 on Form S-8 of Silicon Valley Bancshares of our report dated June 6, 2001 related to the statements of net assets available for benefits of the Silicon Valley Bank 401(k) and Employee Stock Ownership Plan as of December 31, 2000 and 1999, and the related statement of changes in net assets available for benefits for the year ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 11-K of Silicon Valley Bank 401(k) and Employee Stock Ownership Plan.

/s/ KPMG LLP
San Francisco, California June 26, 2001

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